Exhibit 99.2

For Immediate Release:	Contact:	Adam Jeamel
December 29, 2014		Vice President, Corporate Communications
United Bank
(860) 291-3765 ajeamel@bankatunited.com

United Bank Implements Branch Optimization Plan
Bank Identifies 5 Branches for Closure after Carefully Considering Whether
They Supported United's Overall Branch Network

(Glastonbury, Conn., December 29, 2014) United Bank of Glastonbury, Connecticut and United Financial Bancorp, Inc. (NASDAQ: UBNK) today announced that after extensive research, careful consideration and thorough planning, the Bank will implement a carefully developed branch optimization plan, pending regulatory approval, that calls for the closure of five United Bank branches.

Identified in United's branch optimization plan are four branches in Massachusetts and one branch in Connecticut. The five branch locations are: 180 Main Street in Northampton, Mass.; 491 Pleasant Street in Northampton, Mass.; 6 Church Street in Northborough, Mass; 701 Church Street in Whitinsville, Mass; and 124 Main Street in Broad Brook, Conn. These branch closures are in addition to the four branches United said it would consolidate after it announced its merger in November 2013. Those four branches officially closed in October 2014.

The Bank considered many factors before making a final decision, including the location of the branches and whether they supported its branch network; performance of the branches and deposit levels; demographics; and the level of customer foot traffic at these locations as well as business activity in the area.

Earlier today the Company announced it expects to record certain charges in its fiscal 2014 fourth quarter earnings, aggregating to a total of approximately $5.5 million pre-tax, by implementing certain strategic restructuring initiatives in order to reduce staff expense and optimize its branch network to better position the Company to achieve greater operational efficiencies.  The Company expects to realize approximately $3.0 million pre-tax of ongoing cost savings as a result of its fourth quarter Company restructuring. Nearly all of these benefits will be fully-realized in fiscal 2015.

"Deciding to close these branches is not a reflection of the hard work and dedication of the employees who work at these locations. Instead, based on many factors, we just couldn't make these five branches successful," said William H.W. Crawford, IV, Chief Executive Officer of United Bank and United Financial Bancorp, Inc. "We know change is not easy for employees and our customers. However, we will always be focused on delivering great customer service, providing convenient access to full service banking through different channels and giving back to the communities we serve. Implementing this branch optimization plan does not deter us from those priorities."

"Cost efficiency at United requires difficult decision-making that will ultimately make us a high performing Company. We are very confident the branch optimization blueprint we are announcing today is a winning strategy that positions United for future growth while striking the right balance between operational efficiencies and the level of exceptional customer service our valued and loyal customers have grown accustomed to at United Bank," Crawford added.

The Bank will be eliminating all positions associated with these five branches. United will work with these impacted employees when it comes to career transition services and provide other information regarding their separation from United Bank if they cannot find job openings in other branches or elsewhere in the Company.

Any action to implement the branch optimization plan is pending regulatory approval. United must also give customers a 90-day notice of when these branches would close and should not expect the branch optimization plan to take effect before springtime. Customers and employees will be given ample notification.

About United Bank:
On April 30, 2014, United Bank (established in 1882) and Rockville Bank (established 1858) completed a transformational merger of equals by bringing together two financially strong, independent-minded institutions to create the premier community bank in New England with more than 50 branches in two states and over $5.0 billion in assets.  The new United Bank is a state chartered bank headquartered in Glastonbury Conn. with regional offices throughout Connecticut and Massachusetts. For more information on United Bank, please visit www.bankatunited.com.

About United Financial Bancorp, Inc.:
United Financial Bancorp, Inc. is the holding company for United Bank, a full service financial services firm offering a complete line of commercial, business, and consumer banking products and services to customers throughout Central and Southern Connecticut, and Western and Central Massachusetts. On April 30, 2014, United Bank and Rockville Bank completed a transformational merger of equals bringing together two financially strong, well-respected institutions and creating a leading New England bank with more than 50 branches in two states and over $5 billion in assets.  The combined Company, known as United Financial Bancorp, Inc., trades on the NASDAQ Global Select Stock Exchange under the ticker symbol "UBNK".

For more information about United Financial Bancorp, Inc., visit www.unitedfinancialinc.com or download the Company's free Investor Relations app on your Apple or Android device.

Forward Looking Statements
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

###